Exhibit 99.1

BGC PARTNERS ANNOUNCES LAUNCH OF EXCHANGE OFFER FOR ITS 5.375% SENIOR NOTES DUE 2019

NEW YORK, NY - January 22, 2015 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “the Company,” or “BGC”), a leading global brokerage company primarily servicing the financial and real estate markets, today announced an offer to exchange up to all $300 million aggregate principal amount of its outstanding 5.375% Senior Notes due 2019 (the “Old Notes”) for an equivalent amount of its 5.375% Senior Notes due 2019 registered under the Securities Act of 1933, as amended (the “Exchange Notes”).

The Old Notes were issued and sold by the Company in December, 2014, in a private offering. The exchange offer will expire at 5:00 P.M. ET on February 19, 2015, unless extended. Tenders of Old Notes must be made before the exchange offer expires and may be withdrawn any time prior to the expiration of the exchange offer. The exchange offer is being made to satisfy the Company’s obligations under a registration rights agreement entered into in connection with the issuance of the Old Notes, and does not represent a new financing transaction.

The terms of the exchange offer are set forth in a prospectus dated January 21, 2015. Copies of the prospectus and the other exchange offer documents may be obtained from the exchange agent:

U. S. Bank, National Association

Corporate Trust Services

EP-MN-WS-2N

60 Livingston Avenue

St. Paul, MN 55107

Attention: Specialized Finance

Telephone: (800) 934-6802

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell any Old Notes or Exchange Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Old Notes and has been filed with the United States Securities and Exchange Commission (the “SEC”) as part of BGC Partners, Inc.’s Registration Statement on Form S-4 (File No. 333-201325), which was declared effective on January 21, 2015.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in the Company’s public filings, including BGC’s most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

BGC Media Contacts:

Hannah Sloane +1 212-294-7938	Sarah Laufer +1 212-915-1008

BGC Investor Contacts:

Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987